Exhibit 10.21

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This agreement, effective as of March 19, 2002 (“Effective Date”), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (“DFCI”) and GenPath Pharmaceuticals, Inc., a Delaware corporation (“Licensee”).

Background

DFCI is the owner of certain rights in technology, as later defined, developed in the laboratories of Dr. Ronald DePinho and Dr. Lynda Chin, subject to patent rights owned by DuPont and to a royalty-free, nonexclusive license previously granted to the United States Government; and

DFCI desires to have the rights used to promote the public interest by granting a license;

Licensee has represented to DFCI that it has the capabilities and/or experience to develop and use the technology that is the subject of this Agreement to develop, produce, market and sell therapeutic and diagnostic products for humans and has the financial capacity and the strategic commitment to facilitate the development of the technology for the public interest; and

Licensee desires to obtain a license to DFCI’s rights and DFCI is willing to grant a license upon the terms and conditions of this Agreement.

DFCI and Licensee therefore agree as follows.

Article 1 – Definitions

1.1	“Agreement” means this Exclusive License Agreement, including all attached schedules.

1.2	“Affiliate” means any company, corporation or other business entity that is controlled by, controlling, or under common control with Licensee. For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract.

1.3	“Biological Materials” means the materials supplied by DFCI to Licensee under this Agreement, as identified in Schedule 1, together with any progeny, or unmodified derivatives of the materials that may be supplied by DFCI or created by Licensee. For the avoidance of doubt, any descendants of any of the mice included in the Biological Materials are themselves Biological Materials.

1.4	“Developed Products” means any diagnostic, therapeutic or prophylactic product that is discovered, designed, developed or tested by Licensee or any of its Affiliates or Sublicensees using Licensed Intellectual Property, where the product itself, or the manufacture, use, sale or import of the product, is not covered by any Patent Rights and does not incorporate or use any Biological Materials or Technical Information.

1.5	“Field of Use” means all fields of use.

1.6	“Invention” means inducible mouse models of cancer, including without limitation, RAS and second site suppression models, telomere-based system for cancer gene discovery and mouse models of cancer based on tissue stem cell transgenesis.

1.7	“Licensed Process” means any process covered in whole or in part by a Valid Claim of the Patent Rights or which incorporates or uses Biological Materials or the Technical Information in whole or in part.

1.8	“Licensed Products” means any product covered in whole or in part by a Valid Claim of the Patent Rights or products manufactured or services or methods of use provided according to a Licensed Process or products that incorporate or use Biological Materials or Technical Information, in whole or in part.

1.9	“Licensed Service” means any service utilizing a Licensed Process, a Licensed Product, Biological Materials or the Technical Information, in whole or in part.

1.10	“Licensed Intellectual Property” means Patent Rights, Biological Materials or Technical Information, individually or collectively.

1.11	“Net Sales” means the gross income derived by Licensee, its Affiliates or Sublicensees from the Sales of Licensed Products or the provision of Licensed Services to independent third party customers in bona-fide arms-length transactions less the following deductions, which may not exceed reasonable and customary amounts in the country in which the transaction occurs:

(a)	Transportation charges or allowances actually paid or granted;

(b)	Trade, quantity, cash or other discounts and brokers’ or agents’ commissions, if any, actually allowed and taken;

(c)	Credits or allowances made or given on account of rejects, recalls or returns or retroactive price reductions, or for any amount not collected that are specifically identifiable to Licensed Products;

(d)	Rebates paid pursuant to government regulations;

(e)	Any tax or governmental charge directly on sale or transportation, use or delivery of products paid by a licensed entity and not recovered from the purchaser.

Net Sales includes the fair market value of any non-cash consideration from provision of Licensed Services or sale of Licensed Products received by Licensee, its Affiliates or Sublicensees.

Licensed Products and Licensed Services are considered “Sold” when billed, invoiced or payment is received, whichever occurs first.

1.12	“Patent Rights” means United States patent applications and disclosures to DFCI listed on Schedule 2, and any conversion, continuation, division, or substitution thereof, any patents issuing thereon, any reissues, reexaminations or extensions of the patents and any foreign counterparts of the patent applications and patents.

Patent Rights existing on the Effective Date are listed on Schedule 2.

1.13	“Sale” or “Sold” means any grant, sale, lease, assignment, transfer, conveyance or other disposition of Licensed Products or Licensed Services for value by or on behalf of Licensee, any Affiliate(s) or Sublicensee(s).

1.14	“Sublicensee” means any natural person or legal entity, which is not an Affiliate, to which Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.15	“Technical Information” means proprietary know-how, non-public research information, or unique tangible research materials owned by DFCI and that DFCI has legal right to convey, which (a) were discovered, invented or developed at DFCI before the Effective Date by the inventors while they were performing research directly related to the Patent Rights and (b) are necessary for practicing the Invention covered by the Patent Rights or using the Biological Materials and (c) are not covered by the Patent Rights.

1.16	“Territory” means worldwide.

1.17	“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign patent, which shall not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which shall not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than seven (7) years, not including in calculating such seven-year period time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed.

Article 2 – Grant of Licenses, Options, Reserved Rights and Sublicensing

2.1.1	License Grants. Subject to all of the terms and conditions of this Agreement and the non-exclusive license granted to the United States government, DFCI grants to Licensee an exclusive license to DFCI’s right, title and interest under Patent Rights and Biological Materials and a non-exclusive license under DFCI’s right, title and interest in Technical Information, with the right to grant sublicenses, to make, have made, use, offer to sell, sell and import Licensed Products and Developed Products, to provide Licensed Services and to practice Licensed Processes in the Territory in the Field of Use for the term of this Agreement.

The license will continue for the term of this Agreement unless the grant is sooner terminated according to Article 8.

2.1.2	Option Grants. Subject to the terms and conditions of this Agreement and any non-exclusive license obligated to be granted to the United States government or other funding agency, DFCI grants to Licensee an exclusive [**] month option, from the date of disclosure in writing by DFCI to Licensee, to obtain an exclusive license, on terms to be negotiated in good faith based on industry standards, to DFCI’s right, title and interest in future inventions from the laboratory of Dr. Ronald DePinho or Dr. Lynda Chin, the practice of which DFCI believes, in the exercise of its sole reasonable judgment, would infringe Patent Rights.

2.1.3	Biological Materials. DFCI has informed Licensee and Licensee acknowledges that certain items of Biological Materials are covered by U.S. Patents 4,736,866, 5,087,571 and 5,925,803, and corresponding foreign patents, and any patents granted on any divisional and continuation applications thereof, and cannot be transferred to Licensee from DFCI until Licensee enters into a license with E.I DuPont deNemours, Inc. (“DuPont”) to the above listed patents and DuPont confirms in writing that Licensee has entered into such a license with respect to such item of Biological Materials. DFCI will deliver each such item of Biological Materials (as indicated by asterisks on Appendix A ) covered by U.S. Patents 4,736,866, 5,087,571 and 5,925,803 to Licensee promptly after such confirmation is obtained for such item. All mice that are part of the Biological Materials are provided as a bailment, and title to such mice is retained by DFCI.

2.1.4	Rights to future Improvements made by Licensee.

(a)	All future improvements to the licensed technology developed solely by employees of Licensee (“Licensee Improvements”) will be owned by Licensee. No employee of DFCI may be considered an employee of Licensee for the purpose of defining Licensee Improvements.

(b)	DFCI is hereby granted the non-exclusive, non-transferable right to make and use Licensee Improvements for research use only within DFCI.

2.2	Affiliates. Licensee is entitled to extend its licenses under this Article 2 to its Affiliates, consistent with all of the terms and conditions of this Agreement. If Licensee does extend its license and an Affiliate assumes obligations under the Agreement, Licensee guarantees performance by the Affiliate. If DFCI has a claim arising under this Agreement against an Affiliate, DFCI may seek a remedy directly against Licensee and may, but is not is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under Article 8 as to Licensee also constitutes termination as to any Affiliates.

2.3	No Implied Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise under any other patent applications or patents owned in whole or in part by DFCI.

2.4	Reserved Rights. The licenses granted by DFCI are subject to the following reserved rights.

2.4.1	The rights of the United States of America, as set forth in Public laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modification as required to conform to the provisions of those statutes.

2.4.2	DFCI’s right to make and use the Licensed Intellectual Property in the Field of Use for teaching, education and non-commercial research purposes, both laboratory and clinical.

2.4.3	DFCI’s right to supply Biological Materials or Technical Information and grant non-exclusive, non-transferable licenses under Patent Rights to other academic, governmental or not-for-profit organizations to use Licensed Intellectual Property and make and use Biological Materials for non-commercial research purposes in the Field of Use and not for use in human subjects, clinical trials or for diagnostic purposes involving human subjects.

2.4.4	All rights in all fields outside the Field of Use.

2.5	Sublicensing. Licensee has the right to grant sublicenses under this Agreement consistent with the terms and conditions of this Agreement. Licensee remains responsible for the activities of any Sublicensee under this Agreement, as if the activities were carried out by Licensee.

2.5.1	Notice; Form and Content of Sublicenses. Licensee shall promptly notify DFCI in writing of the identity of any entity to which Licensee reasonably expects to grant a sublicense. Licensee shall issue any sublicense(s) granted by it under this Agreement in writing and shall attach a copy of this Agreement to all sublicenses. However, Licensee, acting reasonably, may redact information from the copy of this Agreement that it considers confidential and not necessary for a Sublicensee to understand Licensee’s obligations to DFCI relating to sublicensing. DFCI has the right to review any redaction in advance to confirm that the redacted material is not necessary for an understanding of Licensee’s obligations to DFCI relating to sublicensing.

Licensee shall include the equivalent of at least the following provisions in all sublicenses:

(a)	Sublicensee shall make payments due to Licensee in relation to Net Sales of Licensed Products in a timely manner, so that Licensee may comply with its obligations to make payments to DFCI as set forth in Articles 3 and 4 of this Agreement.

(b)	The terms and conditions of Section 2.4, paragraphs 4.2.1 and 4.2.2, Sections 5.2 – 5.5, Sections 6.1 and 6.2, Article 7-10 and 12 of this Agreement are binding on the Sublicensee.

(c)	Sublicensees do not have the right to grant further sublicenses without the prior written approval by DFCI.

2.5.2	Copies of Sublicenses to DFCI. Licensee shall forward to DFCI a copy of any and all fully executed sublicenses. Licensee shall have the right to redact from any such sublicenses any information which is unrelated to the obligations of Licensee and the rights of DFCI under this Agreement. Such copy shall be postmarked within thirty (30) days of the execution of the sublicense. Licensee shall also forward to DFCI annually a copy of the reports received by Licensee from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to (1) its operations under the sublicense and (2) a royalty accounting under the sublicense agreement.

2.5.3	Obligation to Sublicense Research Tools. Licensee hereby agrees to make any research tools or research tool applications of the Licensed Intellectual Property available to the research community, both for-profit and non-profit, in compliance with NIH guidelines, rules or regulations concerning the dissemination of biomedical research tools developed using NIH funding (regardless of the source of funding used to developed said property). The current NIH Guidelines for sharing research tools are attached hereto as Schedule 3. Failure to comply with such guidelines, rules or regulations will be considered a material breach of this agreement subject to the terms and conditions of Paragraph 5.1.6 below.

2.5.4	Licensee’s Continuing Obligations. Nothing in Section 2.5 may be construed to relieve Licensee of its obligations to DFCI under this Agreement, including but not limited to Licensee’s obligations under Article 9.

Article 3 – Consideration - Amounts and Time for Payment

In consideration of the rights granted by DFCI to Licensee under this Agreement, Licensee shall make the following payments to DFCI according to this Article 3 and Article 4, on behalf of itself, any Affiliate(s) or Sublicensee(s).

3.1	Reimbursements and Other Financial Consideration

3.1.1	Past Patent Expenses. Within thirty (30) days after the Effective Date, Licensee shall reimburse DFCI for all out-of-pocket expenses incurred and paid by DFCI before the Effective Date for filing, prosecuting, maintaining and enforcing Patent Rights. Licensee acknowledges that the total amount of these patent expenses is, as of the Effective Date, [**] dollars ($[**]).

3.1.2	Future Patent Expenses. Licensee shall pay all out-of-pocket patent expenses incurred or paid by DFCI on or after the Effective Date for filing, prosecuting, and maintaining Patent Rights according to Article 6. Licensee shall pay DFCI within thirty (30) days after DFCI mails Licensee an invoice that documents the out-of-pocket expenses incurred or paid by DFCI during the period being invoiced and states the total amount owed to DFCI.

3.1.3	Initial License Fee.

(a)	Licensee shall pay to DFCI a non-creditable, non-refundable license royalty fee in the sum of [**] Dollars ($[**]), which is due and payable to DFCI as of the Effective Date of the Agreement.

(b)	Licensee shall, upon the Effective Date of the Agreement, issue to DFCI One Hundred Thousand (100,000) shares of common stock of GenPath

3.1.4	License Maintenance Fees. On or before each of the first three (3) anniversary dates of the Effective Date of this Agreement, Licensee shall pay DFCI a non-creditable, non-refundable license maintenance royalty fee of [**] Dollars ($[**]).

3.1.5	Milestone Payments. Licensee shall make the following milestone payments to DFCI within forty-five (45) days of the occurrence of the following events, whether Licensee, an Affiliate or Sublicensee achieves the events:

(a)	[**] Dollars ($[**]) upon Licensee signing an agreement to enter its first strategic alliance or license agreement that includes the use of the Licensed Intellectual Property for biological target discovery and that provides for committed funds of any type to Licensee of at least $[**]. Any amounts payable pursuant to Paragraph 3.1.7 below as a sublicense royalty in connection with said target discovery strategic alliance shall be fully credited against this milestone.

(b)	[**] Dollars ($[**]) for each of the first [**] targets discovered using the Licensed Intellectual Property in whole or in part, alone or in combination with other technologies upon validation of such targets. A target will be considered validated for this purpose at the earlier of (i) when it is considered validated under any license to such target granted by Licensee or (ii) when it is determined that it serves a tumor maintenance role in the inducible cancer models.

3.1.6	Running Royalties. Licensee shall pay DFCI the following running royalties on Net Sales by Licensee and its Affiliates and Sublicensees as follows:

(a)	For any Sale of Biological Materials royalties will be paid at the percentage set forth in Paragraph 3.1.7, below, for sublicensing such item;

(b)	[**] percent ([**]%) of Net Sales of Licensed Products;

(c)	[**] percent ([**]%) of the Net Sales of any Licensed Service.

DFCI acknowledges that it is anticipated that products discovered, designed, developed or tested using the Licensed Intellectual Property will be Developed Products, rather than Licensed Products, and thus the running royalties provided in subparagraphs (b) and (c) in this Paragraph 3.1.6 shall not be applicable.

3.1.7	Running Royalty on Sublicensing or Partnering Income. Licensee shall pay DFCI a royalty based on a percentage share of sublicense issue fees, sublicense milestone payments based on achievement of milestones other than those related to development of Developed Products, sublicense maintenance fees, technology access fees, and any similar payments made by Sublicensees to Licensee or an Affiliate on account of sublicenses granted under this Agreement. Excluded from these royalty obligations are payments that are fees for services, equity investments, reimbursement of research and development expenses, milestones based on development of Developed Products and royalties based on Developed Products, Licensed Products or Licensed Services. Shares are to be paid as follows:

(a)	for all sublicensing and partnering agreements entered into by Licensee prior to and including the second anniversary of the Effective Date of this Agreement:

(i)	[**] percent ([**]%) for any Biological Materials

(ii)	[**] Percent ([**]%) for any Patent Rights licensed independently of other patent rights owned or controlled by Licensee

(iii)	[**] Percent ([**]%) for any Biological Materials modified by Licensee or a sublicensee or contractor of Licensee

(iv)	[**] Percent ([**]%) for any Patent Rights licensed in conjunction with other patent rights owned or controlled by Licensee.

(b)	for all sublicensing and partnering agreements entered into by Licensee subsequent to the second anniversary of the Effective Date of this Agreement:

(i)	[**] percent ([**]%) for any Biological Materials

(ii)	[**] Percent ([**]%) for any Patent Rights licensed independently of other patent rights owned or controlled by Licensee

(iii)	[**] Percent ([**]%) for any Biological Materials modified by Licensee or a sublicensee or contractor of Licensee

(iv)	[**] Percent ([**]%) for any Patent Rights licensed in conjunction with other patent rights owned or controlled by Licensee.

Licensee shall pay these royalties to DFCI within sixty (60) days after the end of each calendar quarter in which the fees and payments are received by Licensee or its Affiliate.

3.1.8	Legal Fees. Licensee shall reimburse DFCI for legal fees and expenses incurred in the negotiation of this Agreement, not to exceed $[**], within three (3) days after receipt of an invoice therefor.

3.2	Waiver or Deferral. Waiver or deferral by DFCI of any payment owed under any paragraph under Section 3.1 may not be construed as a waiver or deferral of any subsequent payment owed by Licensee to DFCI.

3.3	Royalty Term. Licensee’s obligation to pay running royalties to DFCI under paragraphs 3.1.6(b) and (c) where the Licensed Product or License Service does not incorporate or use Biological Materials and under 3.1.7(a)(ii) and (iv) and (b)(ii) and (iv) terminates on a country-by-country basis upon expiration of the last-to-expire patent in the applicable country. However, in recognition of the ongoing value of the Biological Materials, Licensee shall continue to pay DFCI running royalties on Net Sales of Biological Materials at the rate set forth in paragraph 3.1.6(a) for so long as Biological Materials are sold in the various country(ies) and under Section 3.1.6(b) and (c) so long as Licensed Products and Licensed Services incorporating Biological Materials are sold in the various country(ies) and running royalties on partnering and sublicensing income as set forth in paragraph 3.1.7(a)(i) and (iii) and (b)(i) and (iii) for so long as such transactions involving Biological Materials occur.

Article 4 – Royalty Reports, Payments and Financial Records

4.1	Royalty Reports. Within sixty (60) days after March 31, June 30, September 30 and December 31, of each year in which this Agreement is in effect, Licensee shall deliver to DFCI full, true and accurate reports of its activities and those of its Affiliates or Sublicensee(s), if any, relating to this Agreement during the preceding three month period. These reports must include at least the following:

(a)	Number of Licensed Products Sold by Licensee, and any Affiliates or Sublicensees, in each country of the Territory;

(b)	Total billings for the Licensed Products Sold;

(c)	Deductions applicable to determining Net Sales;

(d)	The nature and amount of sublicense income received by Licensee that is subject to Section 3.1.7;

(e)	Identification of any events that fulfill the milestones as set forth in paragraph 3.1.5 and the amount owed to DFCI;

(f)	Total royalties due to DFCI;

With each report, Licensee shall pay to DFCI the royalties due and payable. If no royalties are due, Licensee shall so report. If multiple Licensed Products are covered by the license granted under this Agreement, Licensee shall separately identify each Licensed Product in the royalty report and specify which patents/application within Patent Rights, Biological Materials or Technical Information are used for each Licensed Product.

4.2	Record Keeping.

4.2.1	Books and Records. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to DFCI. Licensee shall keep its records at its principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

4.2.2	Inspections. In order for DFCI to determine the correctness of any report or payment made under this Agreement, Licensee shall make its records available to DFCI for inspection, for a periods of three (3) years following the end of the calendar year to which they pertain. Licensee shall also require any Affiliates or Sublicensees to make their records available for inspection by DFCI, in the same manner as provided in this paragraph 4.2.2.

DFCI may inspect the records during regular business hours by a certified public accountant selected by DFCI and reasonably acceptable to the licensed entity whose records are being inspected. In conducting inspections under this paragraph 4.2.2, Licensee agrees that DFCI’s accountant may have access to all records which are reasonably required to calculate royalties owed to DFCI under Article 3.

DFCI is responsible for the cost of any inspection, unless the examination shows an underreporting or underpayment by any entity in excess of five percent for any twelve month period, in which case Licensee shall pay the cost of the inspection as well as any additional sum that would have been payable to DFCI had the Licensee reported correctly, plus interest as set forth in Section 4.5.

4.3	Form of Payments and Taxes. Licensee must make all payments to be made to DFCI in Boston, Massachusetts, or at such other place or in such other way as DFCI may reasonably designate. Payments must be paid by check or wire transfer.

The Parties shall use all reasonable and legal efforts to reduce tax withholding on income realized by DFCI hereunder in countries that do not recognize DFCI’s tax exempt status. Notwithstanding such efforts, if Licensee concludes that tax withholdings under the laws of any country may be required with respect to such DFCI income, Licensee shall so inform DFCI and provide documentation in support of the anticipated tax liability. Licensee shall further provide DFCI the opportunity to produce documentation in support of its exemption from such taxes, for use by Licensee in good faith efforts to procure exemption or abatement of DFCI tax liability from the appropriate governmental authority. In such case, Licensee may deduct the anticipated tax liability from DFCI income hereunder and place such amount in an interest-bearing escrow account designated solely for this purpose. If the appropriate governmental authority denies DFCI request for exemption from taxes, License shall use escrow account funds to pay such authority. In this case, Licensee will promptly provide DFCI with original receipts or other evidence sufficient to allow DFCI to document such tax withholdings adequately for purposes of claiming any relief or other benefits under United States and any other relevant tax laws. If DFCI’s claim to tax exemption is accepted by the appropriate governmental authority, Licensee shall immediately release any and all funds in escrow to DFCI.

4.4	Currency Conversion. If any currency conversion is required in connection with any payment owed to DFCI, the conversion will be made at the average conversion rate for the transfer of such other currency as quoted by the Wall Street Journal in the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.

4.5	Interest. Any payment owed to DFCI under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 3. The interest will be calculated at the annual rate of the sum of (a) [**] percent ([**]%) plus (b), the prime interest rate quoted by Fleet Bank on the date the payment is due, the interest being compounded on the last day of each calendar quarter. However, the annual rate may not exceed the maximum legal interest rate in Massachusetts. The payment of interest as required by this Section does not foreclose DFCI from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

Article 5 – Operations under the License

5.1	Due Diligence

5.1.1	General Obligations. Licensee shall use commercially reasonable efforts to develop and use the Licensed Intellectual Property to develop, produce, market and sell therapeutic and diagnostic Developed Products and/or Licensed Products. Such efforts shall not be less than the efforts expended by Licensee in connection with its other high priority projects of similar commercial value and will include the efforts set forth in Section 5.1.3.

5.1.2	Development Plan. Within ninety (90) days after the Effective Date, Licensee shall provide DFCI with a bona fide written development plan that describes Licensee’s plan for bringing the subject matter of the Licensed Intellectual Property to practical application (“Development Plan”). The Development Plan shall cite Licensee’s specific goals and objectives for the ensuing year for developing or commercializing the Licensed Intellectual Property and outline Licensee’s plan for achieving the specific due diligence obligations set forth in Section 5.1.3 below. The outline shall include actual or projected financial resources or strategic alliances that are expected to be required to meet such objectives.

5.1.3	Specific Diligence Benchmarks. Without limiting the generality of Section 5.1.1, Licensee shall use commercially reasonable efforts to meet the following specific effort and achievement benchmarks (“Diligence Benchmarks”) by the dates specified in this paragraph.

(a)	Licensee shall expend at least the following amounts in the following calendar years specifically directed to developing Developed Products and/or Licensed Products:

Year	Amount
2002	$	[**]
2003	$	[**]

(b)	Within twelve (12) months after the Effective Date: Identification of [**] candidates for therapeutics or diagnostics using the inducible mouse model(s) and/or MaSS screen and/or telomere-based gene discovery system.

(c)	Within twenty four (24) months after the Effective Date: Selection of [**] candidate targets with functional activities in cell-culture based assays.

(d)	Within twenty four (24) months after the Effective Date: Establishment of [**] additional cancer model for either breast, colon, lung or prostate cancer using the inducible mouse model system or the stem transgenesis system.

For purposes of this paragraph 5.1.3, DFCI will consider efforts of an Affiliate or Sublicensee as efforts of Licensee.

5.1.4	Adjustments. The Diligence Benchmarks or dates set forth above may be adjusted by mutual agreement by the parties if the inability of Licensee to meet the benchmarks is due to circumstances reasonably beyond the control of Licensee.

5.1.5	Development and Commercialization Reports. On or before each anniversary of the Effective Date, Licensee shall provide to DFCI a written report describing the efforts by Licensee, or any Affiliates or Sublicensees, to research, develop and commercialize Developed Products and/or Licensed Products. The report must be in sufficient detail to permit DFCI to monitor Licensee’s compliance with the due diligence provisions of this Agreement.

Licensee shall include at least the following in these reports: (a) a summary of Licensee’s progress toward meeting the goals and objectives that had been established for the previous year; (b) a summary of Licensee’s goals and objectives for the ensuing year for exploiting the Licensed Intellectual Property including an identification of additional Licensed Products that Licensee intends to develop, if any; and (c) to the extent not covered by the foregoing, a summary of Licensee’s progress in meeting the Diligence Benchmarks of Section 5.1.3.

5.1.6	Failure to Perform. Licensee’s failure to comply with any due diligence requirement provided in any paragraph in this Section 5.1 or with the provisions of Section 2.5.4 is grounds for DFCI to terminate this Agreement according to Section 8.2.3 or to convert this Agreement to a non-exclusive license agreement, at DFCI’s option, which election is DFCI’s sole remedy for any such failure. The determination of whether such failure has occurred is subject to Article 12. For the avoidance of doubt Licensee’s obligations under 5.1 (b), (c) and (d) is to use commercially reasonable efforts to achieve the specified milestones, and failure to achieve the specified milestones shall not in and of itself constitute a violation of such subsections.

5.1.7	Conversion to Non-exclusive License. If any exclusive right or license granted under this Agreement is converted to a non-exclusive license, this Agreement is automatically amended as follows. With respect to the subject matter of the conversion only, (a) the exclusive license of Section 2.1 becomes a non-exclusive license and the option in Section 2.1.2 terminates, (b) Licensee loses the right to grant further sublicenses under Section 2.5, provided that, sublicenses granted prior to such conversion shall remain in effect, (c) the obligations of paragraphs 5.1.1, 5.1.2, 5.1.5, 5.1.6 (as it applies to Section 2.5.4) and 5.1.7 continue to apply but the other paragraphs of Section 5.1 are waived, and (d) the obligation under Section 5.2 no longer applies.

5.2	U.S. Manufacture. Licensee shall manufacture Licensed Products leased, used or sold in the United States substantially in the United States to the extent required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended. Licensee shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement to the extent required by such laws.

If Licensee reasonably believes that domestic manufacture of a Licensed Product is not commercially feasible, at Licensee’s request, DFCI will cooperate with Licensee to seek a waiver from the United States government with respect to the United States manufacture requirement. If a waiver is to be sought, Licensee shall provide DFCI with the required information, prepare the initial paperwork necessary for applying for or obtaining the waiver and bear all costs associated with the waiver process. Licensee acknowledges that DFCI can not guarantee that a waiver can or will be obtained.

5.3	Other Government Laws. Licensee shall comply with, and ensure that its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products and Biological Materials. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

5.4	Patent Marking. To the extent reasonably practical, Licensee shall mark, and shall require its Sublicensees and Affiliates to mark, all Licensed Products sold in the United States with the word “Patent” and the number or numbers of Patent Rights applicable to the Licensed Product.

5.5	Publicity – Use of Name. Licensee, its Affiliate and Sublicensees are not permitted to use the names of DFCI, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission, without the prior written consent of DFCI in each case. However Licensee may (a) refer to publications in the scientific literature by employees of DFCI or (b) state that a license from DFCI has been granted as provided in this Agreement.

Article 6 – Patent Preparation, Filing, Prosecution and Maintenance

6.1	Responsibility. DFCI, in its sole discretion, is responsible for preparing, filing, prosecuting and maintaining the patent applications and patents included within Patent Rights. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions. As long as the license remains exclusive, DFCI shall provide, or cause its agent to provide, copies of relevant correspondence between DFCI and the United States Patent Office or the various foreign patent offices and give Licensee reasonable opportunity to advise DFCI or DFCI’s counsel on such matters. Licensee designates the following individual or department for receiving the patent-related correspondence.

Jane Gunnison

Fish & Neave

1251 Avenue of the Americas

New York, New York 10020

Upon Licensee’s request, DFCI shall be available in advance to consult with Licensee on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within Patent Rights. DFCI, acting reasonably, shall consider the legitimate interests of Licensee in performing its responsibility under this Section 6.1, and further shall prepare and file patent applications in all foreign countries requested by Licensee. DFCI designates the following individual or department to receive such requests by Licensee.

DFCI Patent Counsel

44 Binney Street

Boston, MA 02115

If DFCI wishes to abandon any patent or filed utility patent application within Patent Rights or not to file any foreign equivalent to a filed U.S. utility application within Patent Rights requested by Licensee, it shall provide reasonable advance written notice to Licensee and provide Licensee the opportunity, at Licensee’s expense, to assume responsibility for preparing, filing, prosecuting or maintaining the patent application or patent in DFCI’s name.

6.2	Cooperation. Licensee shall cooperate with DFCI in preparing, filing, prosecuting and maintaining the patent applications and patents within Patent Rights. Licensee shall provide prompt notice to DFCI of any matter that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within Patent Rights.

6.3

Relinquishing Rights. Licensee may surrender its licenses under any of the patents or patent applications within Patent Rights in any country of the licensed Territory by giving [**] days advance written notice to DFCI. However, if Licensee is surrendering any patent or application within Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is [**] days. If Licensee so surrenders its rights, it will remain responsible for all patent-related expenses incurred by DFCI during the applicable notice period. Thereafter, Licensee will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered.

6.4	Filing of Certain Patent Applications. The parties acknowledge that those Patent Rights listed in Schedule 2 as [**] have not, as of the Effective Date of the Agreement, been filed as applications with the US Patent and Trademark Office (“USPTO”) or any other national patenting authority. DFCI will make reasonable efforts consistent with its standard patenting practices to have applications on both [**] filed with the USPTO in a timely way and in any event no later than May 1, 2002.

Article 7 – Patent Infringement and Enforcement

7.1	Notice. If at any time during the term of this Agreement, Licensee becomes aware of an apparent Substantial Infringement (as defined in Section 7.2) in a particular country of a patent within Patent Rights, it will promptly notify DFCI.

7.2	Action by DFCI.

7.2.1	Procedure. (a) DFCI is responsible for enforcing its Patent Rights and prosecuting apparent infringers when, in its judgment, such action may be reasonably necessary and justified. Licensee may request DFCI to take steps to protect the Patent Rights from an apparent infringement in the Field of Use of an issued patent included in Patent Rights. However, before DFCI must respond to the request, Licensee shall supply DFCI (i) an opinion of qualified legal counsel demonstrating that an infringement of the Patent Rights in the Field of Use exists in a particular country and (ii) written evidence demonstrating to that a substantial infringement of the Patent Rights in the Field of Use exists in a particular country (collectively, a “Substantial Infringement”).

7.2.2	Timing. DFCI has forty-five (45) days from the date of receiving satisfactory written evidence from Licensee of a Substantial Infringement to decide whether it will seek to terminate the Substantial Infringement. DFCI shall give Licensee notice of its decision by the end of this forty-five (45) day period If DFCI notifies Licensee that it intends to prosecute the alleged infringer, then DFCI has three (3) months from the date of its notice to Licensee to either (a) cause the Substantial Infringement to terminate or (b) initiate legal proceedings against the infringer. If any such suit is brought by DFCI in its own name, or jointly with Licensee if required by law, it will be at DFCI’s expense and on its own behalf, but DFCI shall not be obligated to bring more than one such suit at a time, provided, that Licensee rights under Section 7.3.1 shall apply with respect to any Substantial Infringement for which DFCI does not take action.

7.2.3	Licensee’s Right to Join. Licensee independently has the right to join any legal proceeding brought by DFCI under this Section 7.2 and fund up to fifty percent (50%) of the cost of the legal proceeding from the date of joining. If Licensee elects to join as a party plaintiff pursuant to this Section 7.2.2, Licensee may jointly participate in the action with DFCI, but DFCI’s counsel will be lead counsel.

7.3	Action by Licensee.

7.3.1	Procedure. If DFCI notifies Licensee within the first forty-five (45) day period that it does not intend to prosecute the Substantial Infringement or, if DFCI fails to cause the Substantial Infringement to terminate or bring legal proceeding to compel termination within three (3) months of the date of its notice to Licensee, then Licensee may initiate legal proceedings against the alleged infringer, at Licensee’s expense according to the terms of this Section 7.3. Before Licensee commences any legal proceeding with respect to the Substantial Infringement, Licensee shall consider in good faith the views of DFCI, particularly as they relate to the potential effects on the public interest. Licensee has the right to join DFCI as a party-plaintiff if required by law, at Licensee’s expense.

7.3.2	DFCI’s Right To Join. DFCI independently has the right to join any legal proceeding brought by Licensee under this Section 7.3 and fund up to fifty percent (50%) of the cost of the legal proceeding from the date of joining. If DFCI elects to join as a party plaintiff pursuant to this paragraph 7.3, DFCI may jointly participate in the action with Licensee, but Licensee’s counsel will be lead counsel.

7.3.3	Reduction of Royalties. If Licensee initiates legal proceedings under this Section 7.3 in any country and DFCI does not independently join the proceeding, License may deduct up to [**] percent ([**]%) of Licensee’s documented costs and expenses of the proceeding (including reasonable attorney fees) from running royalties payable to DFCI under paragraphs 3.1.6 and 3.1.7 of this Agreement from sales of Licensed Products covered by the patent(s)-in-suit or sublicense or partnering income relating to the patent(s)-in-suit. However, Licensee may not reduce DFCI’s royalty payments based upon the patent(s)-in-suit by more than [**] percent ([**]%) of the amount otherwise due under Article 3. If [**] percent ([**]%) of Licensee’s costs and expenses exceed the amount of royalties deducted by Licensee for any calendar year, Licensee may, to that extent, reduce the royalties due to DFCI in succeeding calendar quarters for so long as Licensee is actively engaged in legal proceedings to terminate the Substantial Infringement. However, Licensee may not reduce total royalties due to DFCI based upon the patent(s)-in-suit in a given calendar quarter by more than [**] percent ([**]%). Licensee’s right to reduce royalty payments to DFCI under this paragraph 7.3.3 applies only for so long as the Substantial Infringement continues.

7.3.4	Settlement. Regardless of whether DFCI is joined or joins any legal proceeding initiated by Licensee, no settlement, consent judgment or other voluntary final disposition of the legal proceeding may be entered into without the consent of DFCI.

7.4	Cooperation. If one party initiates legal proceedings to enforce the Patent Rights pursuant to this Article 7, the other party shall cooperate with and supply all assistance reasonably requested by the party initiating the proceedings, at the initiating party’s request and expense.

7.5	Distribution of Amounts Paid by Third Parties. In any legal proceeding brought by DFCI under Section 7.2 and funded solely by DFCI, any damages or other amounts recovered as a result of the proceeding will be retained by DFCI. In any other legal proceeding, any damages or other amounts will be distributed as follows. The damages or other amounts will first be used to reimburse Licensee and DFCI for litigation costs not paid from royalties and then to reimburse DFCI a sum equivalent to the total amount of royalties and sublicense or partnering income royalties deducted by Licensee under Section 7.3.3. The balance, if any, will be divided proportionately to their respective out-of-pocket expenses.

7.6	Declaratory Judgment Actions. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Patent Rights, or if any third party brings an infringement action against Licensee or its Affiliates or Sublicensees because of the exercise of the rights granted Licensee under this Agreement, then Licensee shall have the right to defend such action under its own control at its own expense; provided however, that in the case of declaratory judgement actions DFCI shall have the right to intervene and assume sole control of such defense, at its own expense. Neither Party shall not enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 7.6 without the consent of DFCI, which consent shall not be unreasonably withheld unless the settlement includes any express or implied admission of liability or wrongdoing on DFCI’s part, in which case DFCI’s right to grant or deny consent is absolute and at its sole discretion. Any recovery shall be first applied to reimburse each party pro rata for any out-of pocket expenses it may have incurred with respect to defense of such action and the remainder shall be retained entirely by the party controlling the action; provided, however, that any recovery for infringement will be distributed as described in Section 7.5.

Article 8 – Term and Termination

8.1	Term. Unless terminated earlier under the provisions of this Agreement, this Agreement will terminate on the expiration date of the last to expire of patents within Patent Rights except that with respect to Licensed Products, Licensed Services or Licensed Processes that utilize Biological Materials, this Agreement will terminate when Licensee ceases to sell such Licensed Products or Licensed Services or use such Licensed Process.

8.2	Termination by Licensor. DFCI has the right to immediately terminate this Agreement and all licenses granted hereunder by providing Licensee with written notice of termination, upon the occurrence of any of the following events:

(a)	Licensee ceases to carry on its business with respect to Developed Products, Licensed Products or Licensed Processes or ceases to use Biological Materials in its research and development efforts.

(b)	Licensee fails to pay on schedule any royalty or other payment that has become due and is payable under Articles 3 or 4 of this Agreement and has not cured the default by making the required payment, together with interest due, within [**] days of receiving a written notice of default from DFCI requesting such payment, provided however, in the event that there is a dispute between the Parties as to any amounts due, then DFCI shall not have the right to terminate this Agreement with respect to such disputed amounts. If such amounts are subsequently determined to be due, interest shall be payable pursuant to Section 4.5.

(c)	Licensee fails to comply with any obligation provided for in Section 5.1 or 2.5.4, unless Licensee has cured the default by meeting the obligation within [**] days of receiving written notice of default from DFCI.

(d)	Licensee defaults in its obligations to procure and maintain insurance under Section 9.2, unless Licensee has cured the default by meeting the obligation within [**] days of receiving written notice of default from DFCI. Such ability to cure shall not relieve Licensee of its obligations under Article 9 during the period in which insurance was not in force.

(e)	Licensee is convicted of a felony relating to the manufacture, use, sale or importation of Licensed Products.

(f)	Licensee materially breaches any other provision of this Agreement, unless Licensee has cured the breach within [**] days of receiving written notice from DFCI specifying the nature of the breach.

In the event that any dispute between the Parties as to Licensee’s compliance with any provision which gives rise to a right of termination by DFCI, then DFCI shall not have the right to terminate this Agreement under this Section 8.2 unless and until such dispute has been resolved pursuant to Article 12.

8.3	Termination by Licensee. Licensee has the right to terminate this Agreement without cause by giving DFCI thirty (30) days prior written notice.

8.4	Effect of Termination.

8.4.1	No release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any obligation that matured prior to the effective date of the termination.

8.4.2	Survival. The provisions of Section 3.1.2 (patent expenses) Article 4 (Royalty Reports, Payments and Financial Records), Section 5.5 (Publicity – Use of Names), paragraph 8.4.3 (Inventory), Sections 9.1 – 9.5 (Indemnification and Defense), Sections 9.6 – 9.9 (Insurance), Article 11 (Warranty Disclaimers) and Article 12 (Dispute Resolution) survive termination of this Agreement.

8.4.3	Inventory. Licensee, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in paragraph 8.4.4, may, after the effective date of termination, sell all Licensed Products that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products which the licensed entity(ies) can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Licensee shall pay to DFCI the royalties thereon as required by Article 3 and shall submit the reports required by Article 4 on the sales of Licensed Products.

8.4.4	Use of Biological Materials. Licensee, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in paragraph 8.4.5, shall cease to use the Biological Materials and shall certify their proper and humane disposition.

8.4.5	Sublicenses. Any sublicenses will terminate contemporaneously with this Agreement. However, any Sublicensee not in default under its sublicense may request conversion of the sublicense to a license directly between DFCI and Sublicensee. DFCI shall not unreasonably withhold its acceptance of such conversion, however, as a condition of DFCI’s acceptance, the Sublicensee must first agree to be bound by all of the provisions of this Agreement and agree that DFCI will have no obligation under the converted sublicense other than the continuation of the license granted therein.

Article 9 – Indemnification, Defense and Insurance

Indemnification and Defense.

9.1	Licensee shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Licensee or by a Sublicensee, Affiliate or agent of Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

9.2	Licensee’s indemnification under Section 9.1 (a) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee’s indemnification under 9.1 (b) does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

9.3	Licensee shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.4	If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Licensee’s indemnification and Licensee may take such other steps as may be necessary to protect it. Licensee will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee’s consent. The right of Licensee to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to Licensee’s obligation of indemnification and holding harmless.

9.5	Licensee shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI under the same terms set forth in Sections 9.1 – 9.4.

Insurance.

9.6	At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for Licensee’s indemnification under Sections 9.1 through 9.3 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee’s liability with respect to its indemnification obligation under Sections 9.1 through 9.3 of this Agreement.

9.7

Licensee shall provide DFCI with written evidence of such insurance upon request of DFCI. Licensee shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if

Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

9.8	Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee.

9.9	Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in Sections 9.6 – 9.8.

Article 10 – Representations; Disclaimer of Warranties

10.1	DFCI represents and warrants that it has the right to enter into this Agreement and to grant Licensee the licenses granted hereunder.

10.2	DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.3	DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT OR THAT SUCH MATERIALS ARE NOT SUBJECT TO CLAIMS OF JOINT OWNERSHIP BY THIRD PARTIES.

10.4	THE LIABILITY OF DFCI, ITS AGENTS, OR ITS EMPLOYEES, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSE ARISING OUT OF THE PERFORMANCE OR NON PERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF DFCI’s FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT AND SHALL NOT EXCEED IN THE AGGREGATE A SUM EQUAL TO THE TOTAL AMOUNTS PAYABLE TO DFCI UNDER THIS AGREEMENT.

Article 11 – Notices

11.1	Notices to DFCI. Unless otherwise specified in this Agreement, reports, notices and other communications from Licensee to DFCI as provided hereunder must be sent to:

Sr. Vice President for Research

Dana-Farber Cancer Institute

44 Binney Street

Boston, MA 02115

or other individuals or addresses as DFCI subsequently furnish by written notice to Licensee.

A copy of the notice must also be sent to the attention of DFCI’s Director, Office of Technology Transfer, as the same address as provided above.

11.2	Notices to Licensee. Unless otherwise specified in this Agreement, reports, notices and other communications from DFCI to Licensee as provided hereunder must be sent to:

GenPath Pharmaceuticals, Inc.

c/o Steven D. Singer

Hale and Dorr LLP

60 State Street

Boston, MA 02109

or other individuals or addresses as Licensee subsequently furnish by written notice to DFCI.

Article 12 – Dispute Resolution

12.1	Negotiation between the Parties. The parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the parties, such as the Sr. Vice President for Research or President of DFCI and the President of Licensee.

12.2	Non-Binding Mediation. If the controversy or claim cannot be settled through good faith negotiation between the parties, the parties agree first to try in good faith to settle their dispute by non-binding mediation under the Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation or other dispute resolution procedure.

Article 13 – Independent Contractor

13.1	For the purpose of this Agreement and all services to be provided hereunder, both parties are and will be deemed to be, independent contractors and not agents or employees of the other. Neither party has authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

Article 14 – Severability

14.1	If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Article 15 – Non-assignability

15.1	Neither this Agreement nor any part of the Agreement is assignable by either party without the express written consent of the other, which consent a party will not unreasonably withhold. However, Licensee may assign this agreement in conjunction with its merger or the sale of all or substantially all of its assets. Any attempted assignment without such consent is void.

Article 16 – Entire Agreement

16.1	This instrument contains the entire Agreement between the parties. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.

Article 17 – Modifications in Writing

17.1	No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each party.

Article 18 – Governing Law

18.1	The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the Commonwealth of Massachusetts without regard to any choice of law principal that would dictate the application of the law of another jurisdiction.

Article 19 – Captions

19.1	The captions are provided for convenience and are not to be used in construing this Agreement.

Article 20 – Construction

20.1	The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER		GENPATH, INC. (LICENSEE)
INSTITUTE, INC. (DFCI)

By:	/s/ Faye C. Austin	By:	/s/ Raju Kucherlapati

Title:	Sr. V.P. for Research	Title:	Treasurer

Date:	March 19, 2002	Date:	March 19, 2002

Schedule 1

Biological Materials

[**].

Schedule 2

Patent Rights

[**]

Schedule 3

NIH Guidelines for the Sharing of Research Tools

Federal Register Notice

published on Thursday, December 23, 1999

[64 FR 72090]

DEPARTMENT OF HEALTH AND HUMAN SERVICES

National Institutes of Health

PRINCIPLES AND GUIDELINES FOR RECIPIENTS OF NIH RESEARCH GRANTS

AND CONTRACTS ON OBTAINING AND DISSEMINATING BIOMEDICAL

RESEARCH RESOURCES: FINAL NOTICE

AGENCY: National Institutes of Health (NIH), Public Health Service, DHHS

SUMMARY:

On May 25, 1999 the National Institutes of Health (NIH) published for public comment in the Federal Register a proposed policy entitled SHARING BIOMEDICAL RESEARCH RESOURCES: Principles and Guidelines for Recipients of NIH Research Grants and Contracts [64 FR 28205]. This policy is designed to provide recipients of NIH funding with guidance concerning appropriate terms for disseminating and acquiring unique research resources developed with federal funds and is intended to assist recipients in complying with their obligations under the Bayh-Dole Act and NIH funding policy. Comments on the Principles and Guidelines were requested by August 23, 1999. This Notice presents the final Principles and Guidelines together with NIH’s response to the public comments received.

BACKGROUND:

The present policy represents part of the overall implementation of recommendations made by the Advisory Committee to the Director (ACD) to Dr. Harold Varmus, Director, NIH. Dr. Varmus requested that a Working Group of the ACD look into problems encountered in the dissemination and use of proprietary research tools, the competing interests of intellectual property owners and research users underlying these problems, and possible NIH responses. One of the recommendations in the Report was that NIH issue guidance to the recipients of NIH funding.

PURPOSE:

The present policy is a two-part document, consisting of Principles setting forth the fundamental concepts and Guidelines providing specific information to patent and license professionals and sponsored research administrators for implementation. The purpose of these Principles and Guidelines is to assist NIH funding recipients in determining 1) reasonable terms and conditions for making NIH-funded research resources available to scientists in other institutions in the public and private sectors (disseminating research tools), and 2) restrictions to accept as a condition of receiving access to research tools for use in NIH-funded research (acquiring research tools). The intent is to help Recipients ensure that the conditions they impose and accept on the transfer of research tools will facilitate further biomedical research, consistent with the requirements of the Bayh-Dole Act and NIH funding agreements. It is also hoped that these Principles and Guidelines will be adopted by the wider research community so that all biomedical research and development can be synergistic and accelerated.

COMMENTS AND AGENCY RESPONSE:

The National Institutes of Health (NIH) recognizes the importance of public involvement in the development of policy and sought widespread comment and participation by the various stakeholders in the biomedical research and development communities regarding the proposed policy. To this end, NIH sought comment not only from NIH grantees, but also from academic, not-for-profit, government, and private sector participants in biomedical research and development. In order to involve as many stakeholders as possible in the comment process, the proposed policy was advertised and comments solicited in a wide variety of venues. In addition to its publication on May 25, 1999, in the Federal Register, the proposed policy was made available on several different websites including the Federal Register Online, numerous NIH websites (Edison, NIH Office of Technology Transfer, NIH Office of Extramural Research and the NIH Director’s Policy Forum), the Association of University Technology Managers (AUTM) website and Recombinant Capital’s Signals Magazine. The proposed policy was also advertised on a variety of e-mail lists (including Techno-L) as well as in direct letters and e-mail to various stakeholders. In addition, the proposed policy was profiled in articles appearing in a variety of journals and magazines, including Science, Nature and Nature Biotechnology.

In response to the May 25 proposal, NIH received 45 letters, each of which contained one or more comments. Comments were received from academic institutions, scientific foundations, pharmaceutical companies, biotechnology companies (including providers of research instruments, biological reagents and genomic data), an industry trade association, professional societies, individual researchers and other individual commenters. Below is NIH’s response to comments offered, organized by the section of the proposed policy to which they pertain.

Introduction

Several commenters suggested that sponsored research administrators be included within the target audience to which this policy is addressed. This suggestion has been adopted in the final policy.

Several commenters suggested that the policy is a de facto regulation and should either be promulgated in accordance with regulatory process or withdrawn. Several other commenters suggested that as a policy the Principles/Guidelines are not enforceable as law and that NIH should issue them as a regulation to ensure compliance. The NIH does not believe that a regulation, enforceable as law, is required at this time to facilitate sharing and access to research tools for its Recipients. Although the final policy is issued as a grants policy, to be incorporated into the NIH Grants Policy Statement, the NIH has not precluded the possibility of engaging in the regulatory process if widespread problems continue in access to NIH-funded research tools by NIH Recipients. In addition, on a case-by-case basis, the expectations set forth in the Principles and Guidelines may be imposed as specific requirements of NIH funding awards where the Recipient has failed to demonstrate sufficient progress in implementing the Principles and Guidelines.

Some commenters suggested that the policy should not be applicable to all projects that include NIH grant funds, but that NIH should set a minimum level of NIH funding that would trigger application of the policy. NIH has determined that the establishment of such a threshold would not be consistent with NIH’s objective of ensuring that broad availability of research tools.

One commenter expressed concern that the proposed policy, if applied to recipients of Small Business Innovation Research (SBIR) grants, would place SBIR recipients under conflicting directives. The commenter suggests that because SBIR recipients are required, as a condition of their grant, to focus on the commercialization of technology, they would be unable to disseminate research tools with the minimal intellectual property encumbrances advocated by the proposed policy. SBIR Recipients, like other NIH grantees, are subject to the dual obligations of disseminating unique research resources while promoting utilization, commercialization and public availability of their inventions. The NIH does not see a conflict between these obligations. The NIH invites its SBIR grantees to consult with their project officer in the event they encounter difficulty in the interpretation or implementation of this policy, either in general or with respect to particular unique research resources developed under their grant.

Principles

1. Ensure Academic Freedom and Publication

Several commenters suggested that language be added to the guidelines to prohibit recipients from making coauthorship a condition of providing research tools. There appears to be general consensus within the research community that authorship is properly based upon significant intellectual contribution to the published paper. In most cases, simply making available research materials will not, in the absence of other contributions, justify coauthorship. (See e.g., Responsible Science, Volume I: Ensuring the Integrity of the Research Process, Panel on Scientific Responsibility and the Conduct of Research, National Academy Press, 1992, p. 52). The final policy as been amended to reflect this view.

Several commenters expressed concern that the definition of “Recipient” in the proposed policy might not include individuals or entities receiving NIH funds through “cooperative agreements.” The policy is applicable to cooperative agreements and this has been clarified in the Principles and Guidelines.

2. Ensure Appropriate Implementation of the Bayh-Dole Act

Virtually all commenters requested clarification on how this policy would preserve incentives for the development and production of research tools that are ultimately sold as products to the research community. The policy has been clarified to ensure that where patent protection is necessary for development of a research tool as a potential product for sale and distribution to the research community, Recipients are not discouraged from seeking such protection, but should license the intellectual property in a manner that maximizes the potential for broad distribution of the research tool. The policy is not intended to require Recipient scientists to develop or maintain tools for widespread distribution, to discourage development of research tool products, nor to set or influence the price for research tools that are commercial products.

3. Minimize Administrative Impediments to Academic Research

One commenter suggested that reach-through rights should not be discouraged because they are sometimes helpful to Recipients by allowing them to obtain materials and equipment at reduced or nominal upfront cost. NIH is aware of this rationale for a Recipient agreeing to reach-through but finds that such practices contribute not only to specific restriction of access to subsequent tools arising out of the NIH-funded work, but also to the general proliferation of multiple ties and competing interests that is the source of the current access problems. NIH does not support the coupling of procurement with intellectual property rights and restrictions and expects Recipients to ensure that NIH-funded tools are not restricted as a result of such agreements. Therefore, Recipients should engage in such interactions on an infrequent, case-by-case, and highly controlled and monitored basis.

4. Ensure Dissemination of Research Resources Developed with NIH Funds

Numerous comments were received concerning the conditions under which research tools developed by recipients of NIH funds are to be transferred to for-profit entities. The comments received reflected the wide range of opinions present within the life sciences community on this point. On the one hand, some commenters urged that transfer of research tools to for-profit entities be carried out under the same terms as transfers to nonprofits/academic institutions. These commenters argue that because of the increasingly important role research tools play in the discovery and development of new therapeutic compounds, it is critical that these tools be made available to for-profit entities free of onerous contractual provisions. They argue that by adopting a transfer policy similar to that proposed for transfers to academic laboratories, NIH will ensure that the public will reap the benefit of its investment in government research in the form of new and improved pharmaceuticals. Other commenters opposed the general idea that the terms for transferring tools to for-profit entities should be identical to those for transfers of tools to academic and non-profit organizations. They argue that the fundamental differences in mission between for-profit entities and academic institutions justify different treatment with respect to the terms under which each obtains and uses tools.

In the final policy, the NIH has left considerable discretion to Recipients in determining how to achieve the principle of ensuring appropriate distribution of NIH-funded tools. As articulated by the policy, imposing reach-through royalty terms as a condition of use of a research tool is inconsistent with this principle. When transferring an NIH-funded research tool to a for-profit entity that intends to use the tool for its own internal purposes, Recipients are entitled to capture the value of their invention. Arrangements such as execution or annual fees are an appropriate way for Recipients to do so. Royalties on the sale of a final product that does not embody the tool, or other reach-through rights directed to a final product that does not embody the tool, discourage use of tools and are not appropriate in these circumstances. Royalties on the sale of final products are more appropriate to situations where a for-profit entity seeks to commercialize the tool, e.g., by developing a marketable product or service, or incorporating the tool into a marketable product or service.

Appendix A Guidelines for Implementation

The final policy has been clarified with regard to NIH intent in attaching the more specific Guidelines to the general Principles. The Principles set forth the policy that NIH is issuing to its funding Recipients to assist them in fulfilling the dual obligations imposed by NIH grants policy with respect to the dissemination of unique research resources, and the Bayh-Dole Act with respect to utilization, commercialization and public availability of government funded inventions. These dual obligations must be thoughtfully managed. The Guidelines provide further information, model language, and suggested strategies for implementing the Principles. The model language and strategies provided by the Guidelines are not intended as the sole means by which Recipients may implement the articulated Principles. It is the nature of advancing science and technology to present unique factual circumstances, and NIH expects that Recipients will determine the most appropriate means to achieve the Principles for unique technologies when the Guidelines do not provide a workable strategy.

Several commenters suggested that research tools be better defined and that more examples be used to assist in determining whether the policy should be applied and if so, what licensing strategy is appropriate. For example, one commenter suggested that the policy draw a distinction between “broad platform technologies” and “product-specific technologies” when determining whether an exclusive license is appropriate. The final policy provides clarification of the criteria that Recipients might apply in determining how to handle a particular technology.

One commenter requested that the definition of research tools be expanded to include diagnostic genetic tests performed with “home-brew” reagents. The commenter suggested that the patenting and exclusive licensing of such tests is having a deleterious effect on clinical education, clinical research, and patient care. NIH declines to expand the definition of research tools to include diagnostic genetic tests. Where such tests are patented and licensed to for-profit entities, academic medical centers wishing to use such licensed tests in their clinical programs should negotiate terms of use with the commercial licensee.

Many commenters were of the opinion that the thirty-day time limit for disclosure of research findings was too short. The final policy has been amended to state that a delay of 30-60 days is generally viewed as reasonable. This amendment is in accord with previous NIH guidance on sponsored research agreements, Developing Sponsored Research Agreements: Considerations for Recipients of NIH Research Grants and Contracts, 59 FR 55674.

Comments were received in favor of adopting the Simple Letter Agreement as a free-standing, one page, uniform material transfer agreement. If used by the NIH intramural program and NIH grantees, commenters believe that the majority of transfers among and between not-for-profits and government laboratories would be greatly simplified. In response to specific comments, the Simple Letter Agreement has been significantly edited and updated. Recipients are encouraged to adopt the Simple Letter Agreement as their institution’s model Material Transfer Agreement (MTA), and are expected to use the terms of the Simple Letter Agreement, or no more restrictive terms, for transfers of unpatented materials developed with NIH funding to other NIH grantees.

FOR FURTHER INFORMATION CONTACT: Ms. Barbara McGarey, J.D., NIH Office of Technology Transfer, 6011 Executive Boulevard, Suite 325, Rockville, MD 20852-3804; Fax: (301) 402-3257; E-mail: NIHOTT@od.nih.gov.

/s/

Maria C. Freire, Ph.D.

Director, Office of Technology Transfer

National Institutes of Health

Certified to be a true copy of the original document

SHARING BIOMEDICAL RESEARCH RESOURCES:

Principles and Guidelines for Recipients of NIH Research Grants and Contracts

INTRODUCTION

The National Institutes of Health is dedicated to the advancement of health through science. As a public sponsor of biomedical research, NIH has a dual interest in accelerating scientific discovery and facilitating product development. In 1997, Dr. Harold Varmus, Director, NIH requested that a Working Group of the Advisory Committee to the Director look into problems encountered in the dissemination and use of unique research resources, the competing interests of intellectual property owners and research tool users, and possible NIH responses.1 The Working Group found that intellectual property restrictions can stifle the broad dissemination of new discoveries and limit future avenues of research and product development. At the same time, reasonable restrictions on the dissemination of research tools are sometimes necessary to protect legitimate proprietary interests and to preserve incentives for commercial development. One of the recommendations of the Working Group was that NIH issue guidance to its funding recipients to help them achieve the appropriate balance. That guidance is provided in this two-part document, consisting of Principles setting forth the fundamental concepts and Guidelines that provide specific information to patent and license professionals and sponsored research administrators for implementation. A copy of the full Report of the Working Group, with more detailed background information, is available at the NIH web site, www.nih.gov/welcome/forum, or from the NIH Office of the Director.

[1]	The term “unique research resource” is used in its broadest sense to embrace the full range of tools that scientists use in the laboratory, including cell lines, monoclonal antibodies, reagents, animal models, growth factors, combinatorial chemistry and DNA libraries, clones and cloning tools (such as PCR), methods, laboratory equipment and machines. The terms “research tools” and “materials” are used throughout this document interchangeably with “unique research resources.” Databases and materials subject to copyright, such as software, are also research tools in many contexts. Although the information provided here may be applicable to such resources, the NIH recognizes that databases and software present unique questions which cannot be fully explored in this document.

PRINCIPLES

1. Ensure Academic Freedom and Publication

Academic research freedom based upon collaboration, and the scrutiny of research findings within the scientific community, are at the heart of the scientific enterprise. Institutions that receive NIH research funding through grants, cooperative agreements or contracts (“Recipients”) have an obligation to preserve research freedom, safeguard appropriate authorship, and ensure timely disclosure of their scientists’ research findings through, for example, publications and presentations at scientific meetings. Recipients are expected to avoid signing agreements that unduly limit the freedom of investigators to collaborate and publish, or that automatically grant co-authorship or copyright to the provider of a material.

Reasonable restrictions on collaboration by academic researchers involved in sponsored research agreements with an industrial partner that avoid conflicting obligations to other industrial partners, are understood and accepted. Similarly, brief delays in publication may be appropriate to permit the filing of patent applications and to ensure that confidential information obtained from a sponsor or the provider of a research tool is not inadvertently disclosed. However, excessive publication delays or requirements for editorial control, approval of publications, or withholding of data all undermine the credibility of research results and are unacceptable.

2. Ensure Appropriate Implementation of the Bayh-Dole Act

When a Recipient’s research work is funded by NIH, the activity is subject to various laws and regulations, including the Bayh-Dole Act (35 U.S.C. 200 et seq.). Generally, Recipients are expected to maximize the use of their research findings by making them available to the research community and the public, and through their timely transfer to industry for commercialization.

The right of Recipients to retain title to inventions made with NIH funds comes with the corresponding obligations to promote utilization, commercialization, and public availability of these inventions. The Bayh-Dole Act encourages Recipients to patent and license subject inventions as one means of fulfilling these obligations. However, the use of patents and exclusive licenses is not the only, nor in some cases the most appropriate, means of implementing the Act. Where the subject invention is useful primarily as a research tool, inappropriate licensing practices are likely to thwart rather than promote utilization, commercialization and public availability of the invention.

In determining an intellectual property strategy for an NIH-funded invention useful primarily as a research tool, Recipients should analyze whether further research, development and private investment are needed to realize this primary usefulness. If it is not, the goals of the Act can be met through publication, deposit in an appropriate databank or repository, widespread non-exclusive licensing or any other number of dissemination techniques. Restrictive licensing of such an invention, such as to a for-profit sponsor for exclusive internal use, is antithetical to the goals of the Bayh-Dole Act. Where private sector involvement is desirable to assist with maintenance, reproduction, and/or distribution of the tool, or because further research and development are needed to realize the invention’s usefulness as a research tool, licenses should be crafted to fit the circumstances, with the goal of ensuring widespread and appropriate distribution of the final tool product. Exclusive licensing of such an invention, such as to a distributor that will sell the tool or to a company that will invest in the development of a tool from the nascent invention, can be consistent with the goals of the Bayh-Dole Act.

3. Minimize Administrative Impediments to Academic Research

Each iteration in a negotiation over the terms of a license agreement or materials transfer agreement delays the moment when a research tool may be put to use in the laboratory. Recipients should take every reasonable step to streamline the process of transferring their own research tools freely to other academic research institutions using either no formal agreement, a cover letter, the Simple Letter Agreement of the Uniform Biological Materials Transfer Agreement (UBMTA), or the UBMTA itself. The Appendix contains an updated free-standing version of the Simple Letter Agreement that is strongly encouraged for transfers of unpatented research materials among Recipients.

Where they have not already done so, Recipients should develop and implement clear policies which articulate acceptable conditions for acquiring resources, and refuse to yield on unacceptable conditions. NIH acknowledges the concern of some for-profit organizations that the concept of purely academic research may be diluted by the close ties of some not-for-profit organizations with for-profit entities, such as research sponsors and spin-off companies in which such organizations take equity. Of concern to would-be providers is the loss of control over a proprietary research tool that, once shared with a not-for-profit Recipient for academic research, results in commercialization gains to the providers’ for-profit competitors. Recipients must be sensitive to this legitimate concern if for-profit organizations are expected to share tools freely.

For-profit organizations, in turn, must minimize the encumbrances they seek to impose upon not-for-profit organizations for the academic use of their tools. Reach-through royalty or product rights, unreasonable restraints on publication and academic freedom, and improper valuation of tools impede the scientific process whether imposed by a not-for-profit or for-profit provider of research tools. While these Principles are directly applicable only to recipients of NIH funding, it is hoped that other not-for-profit and for-profit organizations will adopt similar policies and refrain from seeking unreasonable restrictions or conditions when sharing materials.

4. Ensure Dissemination of Research Resources Developed with NIH Funds

Progress in science depends upon prompt access to the unique research resources that arise from biomedical research laboratories throughout government, academia, and industry. Ideally, these new resources flow to others who advance science by conducting further research. Prompt access can be accomplished in a number of ways, depending on the type of resource that has been developed, whether it has broad or specific uses, and whether it is immediately useful or private sector investment is needed to realize its usefulness. The goal is widespread, timely distribution of tools for further discovery. When research tools are used only within one or a small number of institutions, there is a great risk that fruitful avenues of research will be neglected.

Unique research resources arising from NIH-funded research are to be made available to the scientific research community. Recipients are expected to manage interactions with third parties that have the potential to restrict Recipients’ ability to disseminate research tools developed with NIH funds.2 For example, a Recipient might use NIH funds with funds from one or more third party sponsors, or acquire a research tool from a third party provider for use in an NIH-funded research project. Either situation may result in a Recipient incurring obligations to a third party that conflict with Recipient’s obligations to the NIH. To avoid inconsistent obligations, Recipients are encouraged to share these Principles with potential co-sponsors of research projects and third party providers of materials.

Recipients should also examine and, where appropriate, simplify the transfer of materials developed with NIH funds to for-profit institutions for internal use by those institutions. NIH endorses distinguishing internal use by for-profit institutions from the right to commercial development and sale or provision of services. In instances where the for-profit institution is seeking access for internal use purposes, Recipients are encouraged to transfer research tools developed with NIH funding to such institutions without seeking option rights or royalties on the final product.

[2]

Research tools obtained or derived from human tissues constitute a special case. Certain restrictions on the use and further dissemination of such tools may be appropriate to ensure consistency with donor consent and human subjects protection. See 45 C.F.R. Part 46.

SUMMARY

Access to research tools is a prerequisite to continuing scientific advancement. Ensuring broad access while preserving opportunities for product development requires thoughtful, strategic implementation of the Bayh-Dole Act. The NIH urges Recipients to develop patent, license, and material sharing policies with this goal in mind, realizing both product development as well as the continuing availability of new research tools to the scientific community.

APPENDIX

GUIDELINES FOR IMPLEMENTATION

The following Guidelines provide specific information, strategies, and model language for patent and license professionals and sponsored research administrators at Recipient institutions to assist in implementing the Principles on Obtaining and Disseminating Biomedical Resources. Recipients are encouraged to use the strategies below, other strategies developed at their own institutions, or any other appropriate means of achieving the Principles.

Guidelines for Disseminating Research Resources Arising Out of NIH-Funded Research

Definition of Research Tools

•

The definition of research tools is necessarily broad, and it is acknowledged that the same material can have different uses, being a research tool in some contexts and a product in others. In determining how an NIH-funded resource that falls within the definition should be handled, Recipients should determine whether: 1) the primary usefulness of the resource is as a tool for discovery rather than an FDA-approved product or integral component of such a product; 2) the resource is a broad, enabling invention that will be useful to many scientists (or multiple companies in developing multiple products), rather than a project or product-specific resource; and 3) the resource is readily useable or distributable as a tool rather than the situation where private sector involvement is necessary or the most expedient means for developing or distributing the resource. Recipients should ensure that their intellectual property strategy for resources fitting one or more of the above criteria enhances rather than restricts the ultimate availability of the resource. If Recipient believes private sector involvement is desirable to achieve this goal, Recipient should strategically license the invention under terms commensurate with the goal.

Use of Simple Letter Agreement

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Recipients are expected to ensure that unique research resources arising from NIH-funded research are made available to the scientific research community. The majority of transfers to not-for-profit entities should be implemented under terms no more restrictive than the UBMTA. In particular, Recipients are expected to use the Simple Letter Agreement provided below, or another document with no more restrictive terms, to readily transfer unpatented tools developed with NIH funds to other Recipients for use in NIH-funded projects. If the materials are patented or licensed to an exclusive provider, other arrangements may be used, but commercialization option rights, royalty reach-through, or product reach-through rights back to the provider are inappropriate.

•

Similarly, when for-profit entities are seeking access to NIH-funded tools for internal use purposes, Recipients should ensure that the tools are transferred with the fewest encumbrances possible. The Simple Letter Agreement may be expanded for use in transferring tools to for-profit entities, or simple internal use license agreements with execution or annual use fees may be appropriate.

•	Simple Letter Agreement for the Transfer of Materials

In response to the RECIPIENT’s request for the MATERIAL [insert description]                                          the PROVIDER asks that the RECIPIENT and the RECIPIENT SCIENTIST agree to the following before the RECIPIENT receives the MATERIAL:

1. The above MATERIAL is the property of the PROVIDER and is made available as a service to the research community.

2. THIS MATERIAL IS NOT FOR USE IN HUMAN SUBJECTS.

3. The MATERIAL will be used for teaching or not-for-profit research purposes only.

4. The MATERIAL will not be further distributed to others without the PROVIDER’s written consent. The RECIPIENT shall refer any request for the MATERIAL to the PROVIDER. To the extent supplies are available, the PROVIDER or the PROVIDER SCIENTIST agree to make the MATERIAL available, under a separate Simple Letter Agreement to other scientists for teaching or not-for-profit research purposes only.

5. The RECIPIENT agrees to acknowledge the source of the MATERIAL in any publications reporting use of it.

6. Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. THE PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS. Unless prohibited by law, Recipient assumes all liability for claims for damages against it by third parties which may arise from the use, storage or disposal of the Material except that, to the extent permitted by law, the Provider shall be liable to the Recipient when the damage is caused by the gross negligence or willful misconduct of the Provider.

7. The RECIPIENT agrees to use the MATERIAL in compliance with all applicable statutes and regulations.

8. The MATERIAL is provided at no cost, or with an optional transmittal fee solely to reimburse the PROVIDER for its preparation and distribution costs. If a fee is requested, the amount will be indicated here: [insert fee]

The PROVIDER, RECIPIENT and RECIPIENT SCIENTIST must sign both copies of this letter and return one signed copy to the PROVIDER. The PROVIDER will then send the MATERIAL.

PROVIDER INFORMATION and AUTHORIZED SIGNATURE

Provider Scientist:

Provider Organization:

Address:

Name of Authorized Official:

Title of Authorized Official:

Certification of Authorized Official: This Simple Letter Agreement      has /      has not [check one] been modified. If modified, the modifications are attached.

Signature of Authorized Official Date

RECIPIENT INFORMATION and AUTHORIZED SIGNATURE

Recipient Scientist:

Recipient Organization:

Address:

Name of Authorized Official:

Title of Authorized Official:

Signature of Authorized Official:

Date:

Certification of Recipient Scientist: I have read and understood the conditions outlined in this Agreement and I agree to abide by them in the receipt and use of the MATERIAL.

Recipient Scientist Date

Ensuring Consistent Obligations

•

Recipients must ensure that obligations to other sources of funding of projects in which NIH funds are used are consistent with the Bayh-Dole Act and NIH funding requirements. Unique research resources generated under such projects are expected to be made available to the research community. Recipients are encouraged to share these Guidelines with potential co-sponsors. Any agreements covering projects in which NIH funds will be used along with other funds are expected to contain language to address the issue of dissemination of unique research resources. Examples of possible language follow. The paragraphs are presented in a “mix and match” format:

“The project covered by this agreement is supported with funding from the National Institutes of Health. Provider agrees that upon publication, unpatented unique research resources arising out of this project may be freely distributed.”

“In the event an invention is primarily useful as a research tool, any option granted shall either be limited to a non-exclusive license or the terms of any resulting exclusive license shall include provisions that ensure that the research tool will be available to the academic research community on reasonable terms.”

“Provider agrees that Recipient shall have the right to make any materials and inventions developed by Recipient in the course of the collaboration (including materials and inventions developed jointly with Provider, but not including any Provider materials (or parts thereof) or Provider sole inventions available to other scientists at not-for-profit organizations for use in research, subject to Provider’s independent intellectual property rights.”

“Subject to Recipient’s obligations to the U.S. government, including 37 CFR Part 401, the NIH Grants Policy Statement, and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources, Recipient grants to Sponsor the following rights:...”

Limiting Exclusive Licenses to Appropriate Field of Use

•

Exclusive licenses for research tools (where no further research and development is needed to realize the invention’s usefulness as a tool) should generally be avoided except in cases where the licensee undertakes to make the research tool widely available to researchers through unrestricted sale, or the licensor retains rights to make the research tool widely available. When an exclusive license is necessary to promote investment in commercial applications of a subject invention that is also a research tool, the Recipient should ordinarily limit the exclusive license to the commercial field of use, retaining rights regarding use and distribution as a research tool. Examples of possible language include:

““Research License” means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture, distribution, or provision of services, or in lieu of purchase, or for developing a directly related secondary product that can be sold. Licensor reserves the right to grant such nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, Licensor shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of the materials.”

“Licensor reserves the right to provide the Biological Materials and to grant licenses under Patent Rights to not-for-profit and governmental institutions for their internal research and scholarly use.”

“Notwithstanding anything to the contrary in this agreement, Licensor shall retain a paid-up, nonexclusive, irrevocable license to practice, and to sublicense other not-for-profit research organizations to practice, the Patent Rights for internal research use.”

“The grant of rights provided herein is subject to the rights of the United States government pursuant to the Bayh-Dole Act and is limited by the right of the Licensor to use Patent Rights for its own research and educational purposes and to freely distribute Materials to not-for-profit entities for internal research purposes.”

“Licensor reserves the right to supply any or all of the Biological Materials to academic research scientists, subject to limitation of use by such scientists for research purposes and restriction from further distribution.”

“Licensor reserves the right to practice under the Patent Rights and to use and distribute to third parties the Tangible Property for Licensor’s own internal research purposes.”

Guidelines For Acquiring Research Resources For Use in NIH-Funded Research

Prompt Publication

•

Agreements to acquire materials for use in NIH-funded research are expected to address the timely dissemination of research results. Recipients should not agree to significant publication delays, any interference with the full disclosure of research findings, or any undue influence on the objective reporting of research results. A delay of 30-60 days to allow for patent filing or review for confidential proprietary information is generally viewed as reasonable.

Definition of Materials

•

Under the Bayh-Dole Act and its implementing regulations, agreements to acquire materials for use in NIH-funded projects cannot require that title to resulting inventions be assigned to the provider. For this reason, definitions of “materials” that include all derivatives or modifications are unacceptable. Other unacceptable variations include definitions of “materials” that include any improvements, or any other materials that could not have been made without the provided material.

Conversely, it is important for providers of materials to be aware that a Recipient does not gain any ownership or interest in a provider’s material by virtue of the Recipient using the material in an NIH-funded activity. Examples of acceptable definitions for “materials” include:

““Materials” means the materials provided as specified in this document.”

““Materials” means the materials provided as specified in this document. Materials may also include Unmodified Derivatives of the materials provided, defined as substances created by the Recipient which constitute an unmodified functional subunit or product expressed by the original material, such as subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA supplied by the Provider, or monoclonal antibodies secreted by a hybridoma cell line.”

““Materials” means the materials provided as specified in this document. Materials may also include Progeny and Unmodified Derivatives of the materials provided. Progeny is an unmodified descendant from the original material, such as virus from virus, cell from cell, or organism from organism. Unmodified Derivatives are substances created by the Recipient which constitute an unmodified functional subunit or product expressed by the original material, such as subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA supplied by the Provider, or monoclonal antibodies secreted by a hybridoma cell line.”

““Materials” means the material being transferred as specified in this document. Materials shall not include: (a) Modifications, or (b) other substances created by the recipient through the use of the Material which are not Modifications, Progeny, or Unmodified Derivatives. Progeny is an unmodified descendant from the Material, such as virus from virus, cell from cell, or organism from organism. Unmodified Derivatives are substances created by the Recipient which constitute an unmodified functional subunit or product expressed by the original Material, such as subclones of unmodified cell lines, purified or fractionated subsets of the original Material, proteins expressed by DNA/RNA supplied by the Provider, or monoclonal antibodies secreted by a hybridoma cell line.” [Source: Uniform Biological Materials Transfer Agreement; terms defined therein]

Ensuring Consistent Obligations

•

Recipients are expected to avoid signing agreements to acquire research tools that are likely to restrict Recipients’ ability to promote broad dissemination of additional tools that may arise from the research. This might occur when an agreement gives a provider an exclusive license option to any new intellectual property arising out of the project. A new transgenic mouse developed during the project could fall under this license option and become unavailable to third party scientists as a result. Examples of agreements to examine include material transfer agreements (MTAs), memoranda of understanding (MOU), research or collaboration agreements, and sponsored research agreements. Recipients should consider adopting standard language to place in such agreements to address this issue. The following are examples of possible language to include in MTAs, sponsored research agreements, and other agreements that either acquire materials from or co-mingle funds with non-government sources. The paragraphs are presented in a “mix and match” format:

“The project covered by this agreement is supported with funding from the National Institutes of Health. Provider agrees that after publication, unpatented unique research resources arising out of this project may be freely distributed.”

“In the event an invention is primarily useful as a research tool, any option granted shall either be limited to a non-exclusive license or the terms of any resulting exclusive license shall include provisions which insure that the research tool will be available to the academic research community on reasonable terms.”

“Provider agrees that Recipient shall have the right to make any materials and inventions developed by Recipient in the course of the collaboration (including materials and inventions developed jointly with Provider, but not including any Provider materials (or parts thereof) or Provider sole inventions available to other scientists at not-for-profit organizations for use in research, subject to Provider’s independent intellectual property rights.”

“Subject to Recipient’s obligations to the U.S. government, including 37 CFR Part 401, the NIH Grants Policy Statement, and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources, Recipient grants to Sponsor the following rights:...”

Grantbacks and Option Rights

•

Agreements to acquire materials from for-profit entities for use in NIH-funded research may provide a grant back of non-exclusive, royalty-free rights to the provider to use improvements and new uses of the material that, if patented, would infringe any patent claims held by the provider. They may also provide an option for an exclusive or non-exclusive commercialization license to new inventions arising directly from use of the material. These should be limited to circumstances where the material sought to be acquired is unique, such as a patented proprietary material, and not reasonably available from any other source. A non-exclusive “grant-back” might be used, for example, to protect a for-profit entity that provides a proprietary compound from being blocked from using new uses or improvements of that compound discovered during the NIH-funded project. In providing license options, Recipients must ensure that licenses granted to providers under such options are consistent with Bayh-Dole requirements, including the preference for U.S. industry requirements and reservation of government rights under 37 C.F.R. Part 401.

•

In determining the scope of license or option rights that are granted in advance to a provider of materials, Recipient should balance the relative value of the provider’s contribution against the value of the rights granted, cost of the research, and importance of the research results. The rights granted to providers should be limited to inventions that have been made directly through the use of the materials provided. In addition, Recipients should reserve the right to negotiate license terms that will ensure: 1) continuing availability to the research community if the new invention is a unique research resource;

2) that the provider has the technical and financial capability and commitment to bring all potential applications to the marketplace in a timely manner; and 3) that if an exclusive license is granted, the provider will provide a commercial development plan and agree to benchmarks and milestones for any fields of use granted.

•

It is expected that agreements to acquire NIH-funded materials from not-for-profit entities for use in NIH-funded research will not include commercialization option rights, royalty reach-through, or product reach-through rights back to the provider. Such materials should be acquired under the Simple Letter Agreement or UBMTA, or, if the materials are patented, a simple license agreement that does not request reach-through to either future products or royalties. If the providing not-for-profit organization is constrained in sharing the material due to a pre-existing sponsored research agreement or license, NIH expects the not-for-profit provider to negotiate a suitable resolution with the private research sponsor or licensee. The co-mingling of NIH and sponsored research funds is allowed, however, Recipient is responsible for ensuring that conditions on the use of the sponsored funds do not interfere with the open dissemination of research tools.

December 1999

FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT BY AND

BETWEEN DANA-FARBER CANCER INSTITUTE AND GENPATH

PHARMACEUTICALS, INC

This First Amendment (the “Amendment”) effective as of the last date set forth on the signature page hereof by and between Dana-Farber Cancer Institute (DFCI) and GenPath Pharmaceuticals, Inc. (Licensee) amends the EXCLUSIVE LICENSE AGREEMENT by and between DFCI and Licensee dated March 19th, 2002 (the “Agreement”). DFCI and Licensee are sometimes referred to herein individually as a party and collectively as the parties.

WHEREAS, the parties wish to amend certain provisions of the Agreement to allow Licensee to assume responsibility for prosecution of Patent Rights (as defined in the Agreement).

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. Unless otherwise defined herein, capitalized terms herein shall have the same meanings as set forth in the Agreement.

2. Article 6 and Article 7 of the Agreement shall be amended and restated in its entirety.

3. Except as specifically amended hereby, the Agreement shall remain unchanged and in full force.

Article 6 Patent Preparation, Filing, Prosecution and Maintenance

Prosecution by Licensee.

6.1	Responsibility. Licensee is responsible for preparing, filing, prosecuting and maintaining the patent applications and patents included within Patent Rights and for paying all associated costs. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions. Licensee shall provide, or cause its agent to provide, copies of relevant correspondence between Licensee and the United States Patent Office or the various foreign patent offices and give DFCI reasonable opportunity to advise Licensee or Licensee’s counsel on such matters. DFCI designates the following individual or department for receiving the patent-related correspondence.

Patent Counsel

Office of Patent Counsel

Dana-Farber Cancer Institute

44 Binney St.

Boston, MA 02115

Upon DFCI’s request, Licensee shall be available to consult with DFCI on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within Patent Rights. Licensee shall consider the legitimate interests of DFCI as owner of the Patent Rights in performing its responsibility under this Section 6.1. Licensee designates the following individual or department to receive such requests from DFCI.

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Fish & Neave

1251 Avenue of the Americas

New York, New York 10020

6.2	Cooperation. DFCI shall cooperate with Licensee in preparing, filing, prosecuting and maintaining the patent applications and patents within Patent Rights. The parties shall provide prompt notice to each other of any matter that comes to their attention that may affect the patentability, validity or enforceability of any patent application or patent within Patent Rights.

6.3	Relinquishing Rights. If licensee elects not to prepare, prosecute, and/or maintain any patents or patent applications in any country(ies) or region(s) in the world Licensee shall give DFCI [**] days advance written notice; relinquish responsibility for prosecution of said non-elected application or patent; and surrender its license under such non-elected patent application or patent. However, if Licensee is surrendering any patent or application within Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is [**] days. If Licensee so surrenders its rights, it will remain responsible for all patent-related expenses incurred during the applicable notice period. Thereafter, Licensee will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered.

6.4	Prosecution By DFCI

Upon Licensee relinquishing responsibility for prosecution and surrendering its license pursuant to Section 6.3, DFCI shall thereafter have the right, but not any obligation, to prosecute, obtain issuance of, and/or maintain such Patent Rights relinquished by Licensee in such country(ies) or region(s) at its own cost, and any such applications and resultant patents shall not be subject to this Agreement.

Article 7 – Patent Infringement and Enforcement

7.1	Notice. If at any time during the term of this Agreement, Licensee becomes aware of an apparent infringement in a particular country of a patent within Patent Rights, it must promptly notify DFCI whether or not it chooses to take action against the alleged infringer.

7.2	Action by Licensee.

7.2.1

Licensee shall have the first right, but not the obligation, for enforcing the Patent Rights and prosecuting apparent infringers at its expense and in its own name when, in its judgment, such action may be reasonably necessary and justified. Before Licensee commences any legal proceeding with respect to the infringement, Licensee shall consider in good faith the views of DFCI. If Licensee notifies DFCI that it intends to prosecute the alleged infringer, then Licensee

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has six (6) months from the date of its notice to DFCI to either (a) cause the infringement to terminate or (b) initiate legal proceedings against the infringer. If any such suit is brought by Licensee in its own name it will be at Licensee’s expense and on its own behalf. Licensee has the right to join DFCI as a party-plaintiff if required by law, at Licensee’s expense.

7.2.2	Action at Request of DFCI. DFCI may request Licensee to take steps to protect the Patent Rights from an apparent infringement. Licensee shall notify DFCI, within three (3) months of receiving a written request from DFCI, of action it intends to take, if any, to compel termination of the alleged infringing action or to initiate legal proceedings against the alleged infringer.

7.2.3	DFCI Right to join. DFCI independently has the right to join any legal proceeding brought by Licensee under this Section 7.2 and fund up to fifty percent of the cost of the legal proceeding from the date of joining. If DFCI elects to join as a party plaintiff pursuant to this paragraph 7.2.3, DFCI may jointly participate in the action with Licensee, but Licensee’s counsel will be lead counsel.

7.2.4	Settlement. In any legal proceeding initiated by Licensee, no settlement, consent judgment or other voluntary final disposition of the legal proceeding that adversely affects DFCI may be entered into without the consent of DFCI, which consent shall not be unreasonably withheld.

7.3	Action by DFCI.

7.3.1	Procedure. If Licensee notifies DFCI that it does not intend to prosecute an infringement or, if Licensee fails to cause the infringement to terminate or initiate legal proceeding to compel termination within six (6) months of the date of its notice to DFCI pursuant to paragraph 7.2.1, above, then DFCI may initiate legal proceedings against the alleged infringer, at DFCI’s expense and on its own behalf according to the terms of this Section 7.3. Before DFCI commences any legal proceeding with respect to the infringement, DFCI shall consider in good faith the views of Licensee. DFCI has the right to join Licensee as a party-plaintiff if required by law, at DFCI’s expense.

7.3.2	Licensee’s Right To Join. Licensee independently has the right to join any legal proceeding brought by DFCI under this Section 7.3 and fund up to fifty percent of the cost of the legal proceeding from the date of joining. If Licensee elects to join as a party plaintiff pursuant to this paragraph 7.3, Licensee may jointly participate in the action with DFCI, but DFCI’s counsel will be lead counsel.

7.3.3	Settlement. Regardless of whether Licensee is joined or joins any legal proceeding initiated by DFCI, no settlement, consent judgment or other voluntary final disposition of the legal proceeding may be entered into without the consent of DFCI, which consent shall not be unreasonably withheld.

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7.4	Cooperation. If one party initiates legal proceedings to enforce the Patent Rights pursuant to this Article 7, the other party shall cooperate with and supply all assistance reasonably requested by the party initiating the proceedings, at the initiating party’s request and expense.

7.5	Distribution of Amounts Paid by Third Parties in Connection with Legal Proceedings. In any legal proceeding brought by Licensee under Section 7.2 and funded solely by Licensee, (1) Licensee shall first recover from any damages or other amounts recovered as a result of the proceeding, its out of pocket expenses in pursuit of such legal proceeding, (2) DFCI shall second recover a sum equivalent to the total amount of royalties and sublicense or partnering income royalties deducted by Licensee under Section 7.5.1 if any and (3) Licensee shall third recover an amount equal to its lost profits or a reasonable royalty (whichever measure of damages has been applied in the legal proceeding or settlement thereof). DFCI shall then receive the amount of royalties that Licensee would have owed to DFCI under paragraphs 3.16 and 3.17 of the Agreement if Licensee had made the infringer’s sales directly (“Lost Royalty”), the amount of such royalties not to exceed the amount of any lost profits or reasonable royalty (whichever measure of damages has been applied in the legal proceeding or settlement thereof) award. The balance remaining, if any, will be divided equally between DFCI and Licensee. In any legal proceeding brought by DFCI under Section 7.3 and funded solely by DFCI, DFCI shall first recover its out of pocket expenses in pursuit of such legal proceeding as well as an amount equal to its Lost Royalty. Licensee shall then receive an amount equal to its lost profits or a reasonable royalty (whichever measure of damages has been applied in the legal proceeding or settlement thereof) less the amount of DFCI’s Lost Royalty. The balance remaining, if any, will be divided equally between DFCI and Licensee. If the legal proceeding was funded jointly by the parties, each party will first be reimbursed for its out of pocket expenses in pursuit of such legal proceeding. The balance, if any, will be divided between the parties according to their respective percentage contributions to the total documented cost and expenses of the legal proceeding, including each party’s reasonable attorney fees.

7.5.1	Reduction of Royalties. In the event of a legal proceeding under Section 7.2.2 and if DFCI does not independently join such legal proceeding, Licensee may deduct up to [**] percent ([**]%) of Licensee’s documented and unreimbursed costs and expenses (including reasonable attorney fees) incurred in a legal proceeding under this Article from running royalties payable to DFCI under paragraphs 3.1.6 and 3.1.7 of this Agreement from sales of Licensed Products covered by the patent(s)-in suit or sublicense or partnering income relating to the patent(s)-in suit. However, Licensee may not reduce DFCI’s royalty payments based upon the patent in suit by more than [**] percent ([**]%) of the amount otherwise due under Article 3. If [**] percent ([**]%) of Licensee’s costs and expenses exceed the amount of royalties deducted by Licensee for any calendar year, Licensee may, to that extent, reduce the royalties due to DFCI in succeeding calendar quarters. However, Licensee may not reduce total royalties due to DFCI based upon the patent in suit in a given calendar quarter by more than [**] percent ([**]%).

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7.6	Declaratory Judgment Actions. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Patent Rights, or if any third party brings an infringement action against Licensee or its Affiliates or Sublicensees because of the exercise of the rights granted Licensee under this Agreement, then Licensee shall have the right to defend such action under its own control and at its own expense; provided, however, that DFCI shall have the right to intervene and participate jointly of such defense. In the case of such participation, DFCI will fund up to [**] percent ([**]%) of the cost of the defense from the date of its joining. Licensee shall NOT enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 7.6 that adversely affects DFCI without the consent of DFCI, which consent shall not be unreasonably withheld, unless, the settlement includes any express or implied admission of liability or wrongdoing on DFCI’s part, in which case DFCI’s right to grant or deny consent is absolute and at its sole discretion. Any recovery shall be first applied to reimburse each party pro rata for any out-of pocket expenses it may have incurred with respect to defense of such action and the remainder shall be retained entirely by the party controlling the action; provided however that any recovery for infringement will be distributed as described in Section 7.5.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have hereto affixed their authorized signatures.

GenPath Pharmaceuticals, InC. (Licensee)		Dana-Farber Cancer Institute (DFCI)

Date:	/s/ Tuan Ha-Ngoc	By:	/s/ Anthony A. del Campo
	Tuan Ha-Ngog		Anthony A. del Campo, MBA

Title:	President & CEO	Title:	Vice President, Office of Research and Technology Ventures

Date:	7/22/2003	Date:	7/21/2003

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SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT BY AND

BETWEEN DANA-FARBER CANCER INSTITUTE AND GENPATH

PHARMACEUTICALS, INC

This Second Amendment is effective January 1st, 2003 is between Dana-Farber Cancer Institute (DFCI) and GenPath Pharmaceuticals, InC. (Licensee) amends the EXCLUSIVE LICENSE AGREEMENT by and between DFCI and Licensee dated March 19th, 2002 (the “Agreement”). DFCI and Licensee are sometimes referred to herein individually as a Party and collectively as the Parties.

WHEREAS, the Parties wish to amend the Agreement to include certain additional biological materials under the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties agree as follows:

1.	Unless otherwise defined herein, capitalized terms herein shall have the same meanings as set forth in the Agreement.

2.	The biological materials specified in Exhibit A (the “DFCI Materials”) from the laboratory of Dr. Lynda Chin shall be included under the term “Biological Materials” as defined in the Agreement.

3.	Licensee shall retain control over the DFCI Materials and shall not transfer the DFCI Materials to any third party without prior written approval of the DFCI.

4.	No Warranty: THE DFCI MATERIALS ARE SUPPLIED TO LICENSEE WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND THE DFCI EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

5.	Licensee acknowledges that the DFCI Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the DFCI Materials and all derivatives thereof.

6.	Licensee shall use the DFCI Materials in compliance with all applicable laws and shall not use the DFCI Materials in research on humans.

7.	Except as specifically amended hereby, the Agreement shall remain unchanged and in full force.

(Signature Page to Follow)

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IN WITNESS THEREOF, the parties have caused this Agreement to be executed below.

	Dana-Farber Cancer Institute (DFCI)	GenPath Pharmaceuticals, Inc. (Licensee)

By:	/s/ Anthony del Campo	By:	/s/ Elan Ezickson
	(Signature)		(Signature)
	Anthony del Campo		Elan Ezickson
	Technology Ventures		Chief Business officer

	9/29/03	10/2/03
	(Date)	(Date)

Read and Understood:

/s/ Lynda Chin
(Signature)
Lynda Chin, MD
Assistance Professor of Medicine,
Dana-Farber Cancer Institute

10/1/03

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DFCI Agreement No. 1444

EXHIBIT A

DFCI MATERIALS

[**]

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